Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Jen Johnson, 262-703-5241, Jen.Johnson@Kohls.com

Kohl’s Announces Planned Retirement of Chief Financial Officer in Late Spring 2017

MENOMONEE FALLS, Wis. (November 9, 2016) – Kohl’s Department Stores (NYSE: KSS) today announced that its chief financial officer, Wesley S. McDonald, intends to retire in late Spring 2017 after 14 years of service with the company.

“Wes has played an important role in the company’s growth and development over the last 14 years. His business knowledge and financial expertise have been critical in our success and his communication with the investment community has always been transparent and consistent,” said Kevin Mansell, Kohl’s chairman, chief executive officer and president. “On behalf of the entire executive leadership team, I thank Wes for his significant contributions, and I look forward to his continued contribution during this transition. He will be missed on his departure, and we wish him the very best in his retirement.”

“I am honored to have had the opportunity to serve as Kohl’s CFO,” said McDonald. “I am proud of all that our team has accomplished together and am confident that Kohl’s is well positioned for continued success, creating value for all stakeholders.”

Kohl’s will be conducting a comprehensive search for the CFO position over the next few months to prepare for McDonald’s retirement.

Cautionary Statement Regarding Forward Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl’s intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl’s filings with the SEC.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading specialty department store with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised nearly $300 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit http://www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Connect with Kohl’s:
Facebook (http://www.facebook.com/Kohls)
Twitter (http://twitter.com/Kohls)
Google+ (http://plus.google.com/+Kohls)
Pinterest (http://pinterest.com/Kohls)
Instagram (http://instagram.com/Kohls)

YouTube (http://www.youtube.com/kohls)

###